NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF WYOMING

WeTrade Group Inc.

CUSIP NO. 961884 103

AUTHORIZED COMMON STOCK: UNLIMITED SHARES
PAR VALUE: NONE

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of WeTrade Group Inc. Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CEO

WeTrade Group Inc. CORPORATE Seal WYOMING

DIRECTOR

Countersigned & Registered: Globex Transfer, LLC
(813) 344-4490

By____________________
Authorized Signature